Exhibit 21

LIST OF SUBSIDIARIES

Company Name	Place/Date of Incorporation	Issued Capital	Principal Activities
Noble Vici Private Limited	Republic of Singapore	1,000,001 shares at S$0.20 per share	Holding Company
Noble Infotech Applications Private Limited	Republic of Singapore	1 share at S$1.00 per share	Management/Development of software for interactive digital media and software consultancy
The Digital Agency Private Limited	Republic of Singapore	100 shares at S$100	Digital marketing consultancy
Noble Digital Apps Sendirian Berhad	Federation of Malaysia	1,000 shares at RM1,000	Development of software for interactive digital media and software consultancy
VenVici Private Limited	Republic of Singapore	100,000 shares at S$1.00 per share	Business and management consultancy services on e-commerce service
VenVici Limited	Republic of Seychelles	50,000 shares at US$1.00 per share	Business and management consultancy services on e-commerce service
Ventrepreneur (SG) Private Limited	Republic of Singapore	10,000 shares at S$1 per share	Online retailing
UB45 Private Limited	Republic of Singapore	1,000 shares at S$1 per share	Building Management